Exhibit 10.1

Written Description of

2021 Executive Incentive Compensation Annual Plan -

President and Chief Executive Officer

The following is a description of the material terms of the 2021 Executive Incentive Compensation Annual Plan (the “Plan”) that was adopted by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Guaranty Federal Bancshares, Inc. (the “Company”) with respect to the bonus payable to Shaun A. Burke, the Company’s President and Chief Executive Officer (the "Executive"), for 2021:

The Plan will pay a maximum of $163,863 of which one hundred-percent (100%) of the bonus amount will be paid in cash. There are three possible levels of incentive awards: threshold (25%); target (50%); and maximum (100%). For any bonus amount to be paid, the threshold level of performance must be achieved. The bonus amount will be prorated for performance achievements between the threshold and target levels and between the target and maximum levels. The three performance measurements of the Company (and the weight given to each measurement) applicable to each award level are as follows: (i) Return on Average Assets (50%), (ii) Net Interest Margin (25%) and (iii) Efficiency Ratio (25%). The following minimum criteria must all be satisfied before an award is paid under the Plan: (i) Net income of the Company for calendar year 2021 of at least 75% of approved budget to receive full performance incentive and incentive will be reduced by 50% if Company achieves between 50% and 74.99% of budget net income; No incentive will be paid if net income is below 50% of budget; (ii) Non-Performing Assets to Average Total Assets ratio of 1.50% or less at 12/31/21. If the Bank fails this measure, the Board may reduce the earned incentive at the recommendation of the Committee; (iii) Satisfactory audits as determined by the Board after review of findings from regulatory examination reports and applicable audits and reviews; (iv) The Company and Guaranty Bank must maintain capital ratios to meet regulatory “well capitalized” status; and (v) Satisfactory performance appraisal, actively employed by Guaranty Bank, and in good standing at the time the bonus is paid, which will not be prior to the public release of earnings in 2022 for the calendar year 2021.

If the Company terminates the Executive’s employment other than for cause (as defined in Executive’s employment agreement) before the end of the performance year, then the Executive will be eligible for a prorated incentive payment (at target level) except for a change in control of the Company. If the Executive’s employment ends within twelve months following a change in control of the Company, then the Executive will be eligible for an incentive amount computed in accordance with the Executive’s employment agreement.

The Board may adjust the incentive based on achievement of the above measurements and other pertinent factors including, but not limited to, executive’s contribution to the bank’s goals and objective, attitude, teamwork, initiative, interpersonal relationships and adherence to policies. The Board will also consider the executive’s overall compensation relevant to peer group.

The Board retains the right to make the final determination of the incentive payment and amount, if any, and may consider other pertinent facts prior to making an award. All incentive payments shall be subject to the Company’s Compensation Clawback Policy.